Alston&Bird llp

The Atlantic Building

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Washington, DC 20004-1404

202-756-3300

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www.alston.com

David J. Baum                      Direct Dial: 202-239-3346                   E-mail: david.baum@alston.com

February 12, 2016

Wildermuth Endowment Strategy Fund

11525 Park Woods Circle, Ste. 200

Alpharetta, Georgia 30005

We have acted as counsel to Wildermuth Endowment Strategy Fund (the “Fund”), in connection with the filing of Post-Effective Amendment No. 3 to the Fund’s Registration Statement (“Post-Effective Amendment No. 3”) with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 486(b) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest (“Shares”) of Class A, Class C and Class I Shares of the Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment No. 3. In connection with rendering that opinion, we have examined the Post-Effective Amendment No. 3, the Fund’s Agreement and Declaration of Trust, the Fund’s By-laws, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	The Shares of the Fund to be issued pursuant to the Post-Effective Amendment No. 3 have been duly authorized for issuance by the Fund.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Wildermuth Endowment Strategy Fund

December 16, 2014

2.	After Post-Effective Amendment No. 3 is effective for purposes of applicable federal and state securities laws, the Shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information and subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and all other laws relating to the sale of securities of the Fund, will be validly issued, fully paid and non-assessable.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Sincerely,

ALSTON & BIRD LLP

By:  /s/David J. Baum

A Partner

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